First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99.1

November 4, 2014

Contact:	Eileen M. Budnick
VP-Director of Financial Reporting & Accounting
First Federal of Northern Michigan Bancorp, Inc.
(989) 356-9041

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.

ANNOUNCES THIRD QUARTER 2014 RESULTS

Alpena, Michigan - (November 4, 2014) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM) (the “Company”) reported consolidated net income of $1.6 million, or $0.48 per basic and diluted share, for the quarter ended September 30, 2014 compared to $182,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2013.

Consolidated net income for the nine months ended September 30, 2014 was $1.9 million, or $0.63 per basic and diluted share, compared to $247,000, or $0.09 per basic and diluted share for the nine months ended September 30, 2013.

The three and nine month financial results for the 2014 periods reflect the merger (the “Merger”) with Alpena Banking Corporation (“Alpena”) which was consummated on August 8, 2014.

Performance Highlights:

  The Company reported net income of $1.6 million for the quarter ended September 30, 2014, as compared to $182,000 for the prior year quarter, primarily as a result of the following period over period differences:
    Bargain purchase gain of $1.8 million as a result of the Merger with Alpena.
    Interest income and fees on loans increased $147,000.
    Investment income increased $175,000.
    Compensation and employee benefits increased $152,000 related to employees retained in the Merger.
    One time Merger related expenses including severance for displaced employees and professional services related to investment banking, legal and accounting totaled $140,000 during the 2014 quarter.
  Provision for loan loss was $257,000 and $273,000 for the three and nine months ended September 30, 2014, respectively, as compared to provisions of $32,000 and $372,000 for the three and nine months ended September 30, 2013, respectively.
  Quarter over quarter decline in the Company’s net interest margin to 3.14% for the quarter ended September 30, 2014 from 3.60% for the quarter ended September 30, 2013 due primarily to a 62 basis point decrease in the yield on interest-earning assets, partially offset by a decrease of 10 basis points in overall cost of funds period over period.
  First Federal of Northern Michigan remains “well-capitalized” for regulatory capital purposes.

Michael W. Mahler, Chief Executive Officer of the Company, commented, “We are pleased to have completed the Merger with Alpena during the third quarter. So far the Merger has met our expectations in terms of the financial impact. We anticipated a bargain purchase gain based upon the deal structure, and the $1.8 million recognized in the quarter was consistent with these expectations. With the Merger we have grown the Company by approximately $100 million, increasing our asset base to $311.9 million as of September 30, 2014. The increase in assets helped us to grow top line revenue during the quarter. With the Merger closing mid quarter, we expect to see the full benefit of this revenue growth in the fourth quarter.”

“We believe our integration teams have made excellent progress in bringing the two banking institutions together in a seamless way,” added Craig Kus, President and Chief Operating Officer. “We have achieved a major milestone in the third quarter with the successful integration of computer processing systems involving minimal customer disruption. We are extremely grateful for the hard work of our employees in delivering significant progress in the initial integration of The Bank of Alpena into the Company while continuing to serve our customers and grow our business.”

Mahler continued, “The decline in our overall asset yield is also consistent with our expectations. Upon completion of the Merger, we deployed approximately $30.0 million of non-interest bearing deposits that were held in a Fed Funds account into the bond portfolio. In so doing we are further increasing top line revenue, but it comes at the expense of our loan to asset ratio which has fallen from 66% at the beginning of the year to 53% at September 30, 2014. It is our intent to over time replace these bonds with loans thereby improving the loan to asset ratio and helping to raise the overall yield of the interest earning assets.”

Mahler continued, “We are again very pleased with the continued growth in our core deposits base. Following the Merger, our average core deposit base has grown by $71.5 million. This growth is vitally important given the pressure asset yields are under in this historic interest rate environment.”

Asset Quality

The ratio of total nonperforming assets to total assets was 1.74% at September 30, 2014 compared to 1.95% at December 31, 2013 and 2.68% at September 30, 2013. Non-performing assets increased by $1.3 million at September 30, 2014 from December 31, 2013, mainly as a result of the Merger with Alpena. The Company continues to closely monitor non-performing assets and has taken a variety of steps to reduce the level thereof, such as:

  Timely pursuit of foreclosure and/or repossession options coupled with quick and aggressive marketing efforts of repossessed assets;
  Restructuring loans, where feasible, to assist borrowers in working through this financially challenging time;
  Allowing borrowers to structure short-sales of properties, where appropriate and feasible; and
  Working with borrowers to find a means of reducing outstanding debt (such as through sales of collateral).

	As of
	September 30, 2014	December 31, 2013	September 30, 2013
Asset Quality Ratios:
Non-performing assets to total assets	1.74%	1.95%	2.68%
Non-performing loans to total loans	1.55%	1.67%	2.49%
Allowance for loan losses and credit mark to non-performing loans	135.81%	63.65%	51.43%
Allowance for loan losses and credit mark to total loans	2.10%	1.07%	1.28%

"Texas" ratio (Bank) (1)	18.97%	17.02%	23.50%
Classified asset ratio (2)	25.53%	23.53%	30.55%

Total non-performing loans ($000 omitted)	$2,553	$2,311	$3,487
Total non-performing assets ($000 omitted)	$5,439	$4,091	$5,728

(1) "Texas" ratio is calculated by dividing total non-performing loans plus real estate owned by tangible capital plus loan loss reserves
(2) Classified asset ratio is calculated by dividing classified assets (substandard assets plus real estate owned and other repossessed assets) by core capital plus loan loss reserves

Financial Condition

As a result of the Merger, which closed on August 8, 2014, total assets of the Company at September 30, 2014 were $311.9 million, an increase of $102.3 million, from assets of $209.7 million at December 31, 2013. Net loans receivable increased $27.0 million to $163.4 million at September 30, 2014 and securities available for sale increased $64.9 million when compared to December 31, 2013.

Deposits increased $98.5 million to $258.5 million at September 30, 2014 from $160.0 million at December 31, 2013. As a result of the Merger with Alpena we added $95.7 million of deposits. In addition, FHLB advances decreased $3.0 million to $21.8 million at September 30, 2014 from $24.8 million at December 31, 2013 due mainly to increased cash and cash equivalents resulting from loan payoffs during the period.

Stockholders’ equity increased to $30.0 million at September 30, 2014 from $23.5 million at December 31, 2013. The increase in stockholders’ equity was mainly attributable to three factors: the Merger with Alpena which resulted in additional equity in the amount of $4.4 million, the net income reported for the nine months ended September 30, 2014 of $1.9 million which includes the bargain purchase gain of $1.8 million recorded as a result of the Merger and an increase of $272,000 in the unrealized gains on available for sale securities net of tax. First Federal of Northern Michigan’s regulatory capital remains at levels in excess of regulatory requirements, as shown in the table below.

			Regulatory		Minimum to be
	Actual		Minimum		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	Dollars in Thousands
Tier 1 (Core) capital ( to
adjusted assets)	$27,340	8.82%	$12,406	4.00%	$15,507	5.00%
Total risk-based capital ( to risk-
weighted assets)	$28,804	16.75%	$13,759	8.00%	$17,198	10.00%
Tier 1 risk-based capital ( to
risk weighted assets)	$27,340	15.90%	$6,879	4.00%	$10,319	6.00%
Tangible Capital ( to
tangible assets)	$27,340	8.82%	$4,652	1.50%	$6,203	2.00%

Results of Operations

Interest income increased to $2.4 million for the three months ended September 30, 2014 from $2.1 million for the comparable period in 2013 and increased to $6.5 million for the nine months ended September 30, 2014, compared to $6.2 million for the comparable period in 2013. The nine month period increase was due in large part to an increase of $26.0 million in the average balance of interest-earning assets. While average balances increased, the average yield on interest-earning assets decreased 37 basis points to 3.88% for the nine months ended September 30, 2014 as compared to 4.25% for the same period in 2013.

Interest expense was $270,000 for the three-month period ended September 30, 2014, compared to $275,000 for the prior year period. Interest expense was $778,000 for the nine-month period ended September 30, 2014 compared to $881,000 for the same period in 2013. The decrease in interest expense was due primarily to a period over period decrease of 10 basis points in the overall cost of funds. While the overall cost of funds decreased, we experienced an increase of $71.5 million in the average balance of core deposits, as a result of the Merger. During the same period, we experienced an $836,000 decrease in the average balance of FHLB advances when compared to the nine month period ended September 30, 2013, and the average rate on those borrowings decreased 23 basis points to 1.09% for the nine-month period ended September 30, 2014 as compared to the year-earlier period and to 1.12% for the three-month period ended September 30, 2014 from 1.23% for the three-month period in 2013.

The Company’s net interest margin decreased to 3.14% for the three months ended September 30, 2014 from 3.60% for the same period in 2013 and decreased to 3.41% for the nine months ended September 30, 2014 from 3.64% for the same period in 2013 as a result of the factors mentioned above.

The provision for loan losses for the three-month period ended September 30, 2014 was $257,000 as compared to $32,000 for the prior year period. The provision for loan losses was $273,000 for the nine-month period ended September 30, 2014 as compared to $372,000 for the comparable period in 2013. Our provision for loan losses is based on a twelve-quarter rolling average of actual net charge-offs adjusted for various environmental factors for each pool of loans in our portfolio. During the quarter, we took a $225,000 charge on a large non-performing out of state participation loan that was transferred to real estate owned as a result of foreclosure action. This charge-off was based upon an appraisal that was completed during the quarter, and created the need for a loan loss provision for the quarter, and accounts for most of the expense recorded for the entire nine month period ending September 30, 2014. During the nine-month period ended September 30, 2014, we experienced net charge-offs of approximately $74,000 on mortgage loans. Additionally, we increased the reserve factor applied to the pool of residential mortgages that are classified as substandard based on the inherent increased risk associated with those downgraded credits. The provision was based on management’s review of the components of the overall loan portfolio, the status of non-performing loans and various subjective factors.

Non-interest income increased to $2.2 million for the three months ended September 30, 2014 from $459,000 for the three months ended September 30, 2013 reflecting the bargain purchase gain of $1.8 million recorded as a result of the Merger with Alpena. Partially offsetting this item were decreases of $28,000 in mortgage banking activities due to reduced refinance activity as compared to the year earlier quarter and $34,000 in service charges on deposit accounts when compared to the same period in 2013. For the nine months ended September 30, 2014 mortgage banking decreased $137,000 while service charges and other fees decreased $79,000.

Non-interest expenses increased to $2.5 million for the three months ended September 30, 2014 as compared to $2.0 million for the same period in 2013 and increased to $6.4 million for the nine months ended September 30, 2014 from $6.1 million for the nine months ended September 30, 2013. For both the three- and nine-month periods ended September 30, 2014 we experienced an increase in compensation and employee benefits of $152,000 and $77,000, respectively, mainly related to adding employees as a result of the Merger. During the 2014 three- and nine-month periods we experienced an increase in Merger related expenses of $101,000 and $225,000, respectively. Partially offsetting these increases was a decrease of $1,000 and $128,000, respectively in expenses related to delinquent credits and real estate owned for the three and nine months ended September 30, 2014.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2014	2013	2014	2013

Performance Ratios:
Net interest margin	3.60%	3.81%	3.64%	3.84%
Average interest rate spread	3.50%	3.68%	3.54%	3.71%
Return on average assets*	2.24%	0.51%	0.89%	0.37%
Return on average equity*	22.80%	4.63%	9.52%	3.19%

* Annualized

Safe Harbor Statement

This news release and other releases and reports issued by the Company, including reports to the Securities and Exchange Commission, may contain “forward-looking statements.” The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company is including this statement for purposes of taking advantage of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Balance Sheet

	September 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash on hand and due from banks	$6,980,433	$2,760,010
Overnight deposits with FHLB	60,998	5,823
Total cash and cash equivalents	7,041,431	2,765,833
Securities AFS	115,259,801	50,358,175
Securities HTM	2,215,000	2,255,000
Loans held for sale	1,227,675	175,400
Loans receivable, net of allowance for loan losses of $1,464,275 and
$1,471,622 as of September 30, 2014 and December 31, 2013, respectively	163,357,644	136,314,964
Foreclosed real estate and other repossessed assets	2,885,686	1,780,058
Federal Home Loan Bank stock, at cost	3,422,800	3,266,100
Premises and equipment	6,255,347	5,203,301
Assets held for sale	530,707	—
Accrued interest receivable	1,058,766	744,730
Intangible assets	1,349,723	39,732
Deferred tax asset	1,014,412	798,163
Originated mortgage servicing rights	735,590	860,024
Bank owned life insurance	4,697,415	4,610,070
Other assets	871,269	485,234

Total assets	$311,923,267	$209,656,784

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$258,506,307	$160,029,115
Advances from borrowers for taxes and insurance	279,230	151,254
Federal Home Loan Bank Advances	21,768,864	24,813,409
Accrued expenses and other liabilities	1,396,177	1,138,324

Total liabilities	281,950,579	186,132,102

Stockholders' equity:
Common stock ($0.01 par value 20,000,000 shares authorized) 4,034,764 shares issued and outstanding
at September 30, 2014 and 3,191,799 issued and outstanding at December 31, 2013	79,034	31,918
Additional paid-in capital	28,225,529	23,853,891
Retained earnings	4,520,179	2,763,242
Treasury stock at cost (307,750 shares) at September 30, 2014 and December 31, 2013	(2,963,918)	(2,963,918)
Accumulated other comprehensive income (loss)	111,864	(160,451)
Total stockholders' equity	29,972,688	23,524,682

Total liabilities and stockholders' equity	$311,923,267	$209,656,784

See accompanying notes to consolidated financial statements

First Federal of Northern Michigan Bancorp, Inc. and Subsidiaries
Consolidated Statement of Operations and Comprehensive Income
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Interest income:
Interest and fees on loans	$1,933,858	$1,786,663	$5,335,249	$5,429,925
Interest and dividends on investments
Taxable	217,162	121,899	517,359	361,219
Tax-exempt	44,496	37,054	126,980	112,098
Interest on mortgage-backed securities	191,790	119,852	477,353	342,018
Total interest income	2,387,306	2,065,468	6,456,941	6,245,260

Interest expense:
Interest on deposits	204,812	201,046	583,060	631,586
Interest on borrowings	65,535	73,553	195,191	249,017
Total interest expense	270,348	274,599	778,251	880,603

Net interest income	2,116,958	1,790,869	5,678,690	5,364,657
Provision for loan losses	257,300	31,733	273,065	371,560
Net interest income after provision for loan losses	1,859,658	1,759,136	5,405,625	4,993,097

Non-interest income:
Service charges and other fees	206,499	240,103	575,717	654,822
Mortgage banking activities	127,044	155,869	351,126	487,993
Net gain on investment securities	646	—	646
Net loss on sale of premises and equipment,				—
real estate owned and other repossessed assets	(1,054)	(11,462)	(27,118)	(10,712)
Bargain purchase gain	1,816,255	—	1,816,255	—
Other	75,550	74,468	188,900	231,831
Total non-interest income	2,224,940	458,978	2,905,525	1,363,934

Non-interest expense:
Compensation and employee benefits	1,330,948	1,179,082	3,549,599	3,472,983
FDIC Insurance Premiums	55,828	43,378	146,702	138,054
Advertising	53,815	27,676	125,439	95,391
Occupancy	273,602	237,924	729,547	689,578
Amortization of intangible assets	42,177	29,646	81,909	88,938
Service bureau charges	91,892	79,301	238,068	233,884
Professional services	50,152	68,208	219,560	304,904
Collection activity	4,806	42,840	34,302	106,603
Real estate owned & other repossessed assets	91,360	54,548	120,042	175,967
Merger expense	139,525	38,941	264,259	38,941
Other	336,147	234,113	871,743	765,199
Total non-interest expense	2,470,252	2,035,657	6,381,170	6,110,442

Income before income tax benefit	1,614,346	182,457	1,929,980	246,589
Income tax benefit	—	—	—	—

Net income	$1,614,346	$182,457	$1,929,980	$246,589

Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale investment securities - net of tax	(161,334)	(274,115)	$272,315	$246,589
Reclassification adjustment for losses realized in earnings - net of tax	—	—	—	(831,890)

Comprehensive income (loss)	$1,453,012	$(91,659)	$2,202,295	$(585,301)

Per share data:
Net income per share
Basic	$0.48	$0.06	$0.63	$0.09
Diluted	$0.48	$0.06	$0.63	$0.09

Weighted average number of shares outstanding
Basic	3,369,670	2,884,049	3,047,702	2,884,049
Including dilutive stock options	3,369,670	2,884,049	3,047,702	2,884,049
Dividends per common share	$0.02	$—	$0.02	$—

See accompanying notes to consolidated financial statements